Exhibit 99.5

EDGEWATER TECHNOLOGY, INC.

HOLDS 2012 ANNUAL STOCKHOLDERS’ MEETING

Wakefield, MA, June 8, 2012 — Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater” or the “Company”), a strategic consulting firm that brings a synergistic blend of business advisory and product-based consulting services to its clients, today announced that the Company held its Annual Stockholders’ Meeting on June 6, 2012 in Wakefield, Massachusetts.

The meeting was held for the following purposes:

•	To elect seven directors to serve until the 2013 Annual Meeting of Stockholders;

•	To approve a proposed Edgewater Technology, Inc. 2012 Omnibus Incentive Plan (the “Plan);

•	To approve (on a non-binding advisory basis) named executive officer compensation;

•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012; and

•	To transact any other business that may properly come before the Annual Meeting.

The elected seven board members include:

•	Shirley Singleton, Chairman, President and CEO of Edgewater;

•	Paul Flynn, Executive Vice President and Commercial Loan Officer of People’s United Bank;

•	Paul Guzzi, President and CEO of the Greater Boston Chamber of Commerce;

•	Nancy Leaming, former CEO and President of Tufts Health Plan;

•	Michael Loeb, President and CEO of Loeb Enterprises;

•	Daniel O’Connell, President and CEO of Massachusetts Competitive Partnership; and

•	Wayne Wilson, former President and COO of PC Connection, Inc.

Approximately 87% of all issued and outstanding shares were represented at the Annual Stockholders’ Meeting and each nominee described above received at least 91% of the votes cast to elect directors.

Additionally, stockholders approved the 2012 Omnibus Incentive Plan, approved the Company’s named executive officer compensation and ratified the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the year ending December 31, 2012.

The Company’s next Annual Meeting is tentatively planned to be held in June 2013.

About Edgewater

Edgewater is a strategic consulting firm that brings a synergistic blend of advisory and product-based consulting services to our client base. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. We work with clients to reduce costs, improve process and increase revenue through the judicious use of technology.

Edgewater provides services under brand names such as Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, visit www.edgewater.com or call 800-410-4014.